EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 13, 2012	Nasdaq-EVOL

Evolving Systems Reports 2011 Fourth Quarter and Full Year Financial Results

License and services bookings up 55% to $4.6 million in Q4 vs. $3.0 million in Q4 last year

Full year DSA license and services orders up 68% to a record $8.2 million in 2011 from $4.9 million in 2010

License and services backlog up 32% in Q4 to $7.8 million from $5.9 million in Q3 and up 182% from $2.8 million in Q4 2010

Special dividend declared in Q4 returns approximately $22.3 million to stockholders

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported improved results for its fourth quarter and full year ended December 31, 2011.

“Evolving Systems delivered strong booking results in Q4, including a significant Dynamic SIM Allocation™ (DSA) order from another new customer in Southeast Asia.  This builds on our record third quarter in which we booked our largest ever DSA order,” said Thad Dupper, Chairman and CEO.  “As expected our revenue was lower in the fourth quarter and full year.  However, our Q4 license and services bookings and backlog both increased year over year and we reported positive pre-tax income from continuing operations in the quarter.  We closed the year with a license and services backlog of $7.8 million, up 182% over year ago levels and up 32% over the third quarter, giving us good momentum entering 2012.

“With the sale of our numbering assets in July of 2011, we are now exclusively focused on our activation solutions, and our DSA product in particular holds exciting growth potential,” Dupper added.  “DSA addresses a very large market, particularly internationally where prepaid wireless is the norm and where DSA’s functionality affords carriers important differentiating benefits to offer their wireless customers.  We were first to market with DSA and continue to offer the most advanced solution in this space, and we are optimistic about prospects for long-term growth.”

Fourth Quarter Results

Fourth quarter revenue declined 6% to $4.9 million from $5.2 million in the fourth quarter a year ago. License fees and services revenue declined 12% to $2.7 million from $3.0 million for the comparative fourth quarter and was partially offset by an increase in customer support revenue to $2.3 million from $2.2 million.

Total costs of revenue and operating expenses was flat at $5.6 million for the comparative fourth quarters, although the 2011 fourth quarter included a $0.5 million restructuring charge related to headcount reductions.  Sales and marketing expense declined by 15% year over year to $1.3 million from $1.6 million.  General and administrative expense was 11% lower at $0.8 million versus $0.9 million as the result of lower employee-related costs and professional fees.

Interest income and gain on the sale of investments was approximately $0.7 million during the fourth quarter of 2011. The interest income and gain on the sale of investments were associated with the marketable debt securities purchased during 2011.

Evolving Systems recognized an income tax benefit of $1.2 million in the fourth quarter related to its deferred tax assets.  The Company reported net income of $1.5 million, or $0.13 per basic and diluted share, in the fourth quarter, up from net income of $1.2 million, or $0.11 per basic and $0.10 per diluted share, in the same quarter last year. Net income from continuing operations in the quarter was $1.5 million, or $0.14 per basic and $0.13 per diluted share, versus a net loss from continuing operations of $0.4 million, or $0.03 per basic and diluted share, in the fourth quarter last year.

Special Dividend

In the fourth quarter the Company declared a special $2.00 per share dividend that was paid in January 2012.

Full Year Results

Revenue for the full year ended December 31, 2011, decreased 17% to $19.0 million from $22.8 million in 2010.  License fees and services revenue for the year was $9.8 million versus $14.6 million a year ago, a decline that was partially offset by an increase in customer support revenue to $9.3 million from $8.2 million.  The increased customer support revenue was attributed to the larger DSA installed base and increased revenue from Tertio™ Service Activation (TSA).

Total costs of revenue and operating expenses in 2011 declined by 5% to $21.8 million from $23.0 million in 2010 due primarily to lower variable costs related to the revenue decline and to lower general and administrative expense associated with declines in employee related costs and professional fees.  Included in total costs of revenue and operating expenses for the year were $1.1 million in restructuring costs related to headcount reductions following the sale of the Company’s Numbering business at mid-year.

Interest income and gain on the sale of investments during 2011 totaled approximately $1.0 million. The interest income and gain on the sale of investments were associated with the marketable debt securities purchased during 2011.

Evolving Systems recognized an income tax benefit of $3.0 million in 2011 related to the release of the valuation allowance on its deferred tax assets, which consist primarily of federal net operating losses. The Company reported net income of $35.9 million, or $3.30 per basic and $3.21 per diluted share, for the full year, inclusive of the gain on sale of its Numbering business, versus net income of $5.4 million, or $0.53 per basic and $0.49 per diluted share, in the prior year.  Net income from continuing operations for the full year was $1.6 million, or $0.15 per basic and $0.14 per diluted share, versus a net loss from continuing operations of $0.4 million, or $0.04 per basic and diluted share, in 2010.

Bookings and Backlog

Evolving Systems booked $7.4 million in new orders in fourth quarter, up 33% over $5.6 million in new orders in the year-ago fourth quarter.  License fees and services orders in the fourth quarter increased 55% year-over-year to $4.6 million from $3.0 million.  It was the Company’s second consecutive quarter of solid year-over-year increases in license and services bookings and represented the best fourth quarter in this category since 2008.  DSA license and services bookings in the fourth quarter were up 413% year over year to $2.5 million from $0.5 million and represented the third highest quarterly total since DSA was introduced in 2007.  Customer support bookings in the fourth quarter grew to $2.8 million, up from $2.6 million in the same quarter last year, and represented the highest quarterly total of 2011.

For the full year, total bookings increased 22% to $24.0 million from $19.7 million.  License and services orders grew by 23% to $14.8 million from $12.0 million, reflecting record DSA bookings of $8.2 million for the year, up 68% over $4.9 million in DSA orders in 2010.  Customer support bookings increased 20% for the year to $9.2 million from $7.7 million. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

The Company’s total backlog increased 64% at 2011 year-end to $12.6 million from $7.7 million at the same time last year.  License and services backlog increased to $7.8 million, up 182% over the year-ago backlog of $2.8 million and up 32% over the third quarter total of $5.9 million.  The DSA license and services backlog increased 673% year over year to $5.5 million from $0.7 million and was up 30% over the third quarter total of $4.3 million.  Customer support backlog at year-end was $4.8 million versus $4.9 million a year ago and $4.4 million in the third quarter.

Balance Sheet Highlights

Cash and cash equivalents combined with long-term investments in marketable debt securities at December 31, 2011, were $50.7 million, up from $10.8 million at December 31, 2010.  (The $50.7 million total was prior to the first quarter 2012 special dividend payment of approximately $22.3 million.)  The Company generated $4.8 million in cash from operations in 2011 versus $5.7 million in 2010.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 59178707.  A telephone replay will be available through March 20, 2012, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406, passcode 59178707.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through March 20, 2012.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release, the Company’s ability to build and return value to stockholders, and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
License fees and services	$2,657	$3,022	$9,772	$14,637
Customer support	2,261	2,192	9,251	8,179
Total revenue	4,918	5,214	19,023	22,816
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,670	1,477	5,187	6,015
Costs of customer support excluding depreciation and amortization	393	712	2,232	2,601
Sales and marketing	1,325	1,566	6,238	6,410
General and administrative	835	940	3,650	4,465
Product development	621	602	2,484	2,486
Depreciation	81	89	342	347
Amortization	99	176	560	688
Restructuring and other recovery	531	—	1,100	—
Total costs of revenue and operating expenses	5,555	5,562	21,793	23,012
Income (loss) from operations	(637)	(348)	(2,770)	(196)
Other income (expense):
Interest income	526	3	811	13
Interest expense	—	(21)	(14)	(102)
Other income	62	—	62	—
Gain on sale of investments	221	—	221	—
Foreign currency exchange gain (loss)	108	(35)	330	(121)
Other income (expense), net	917	(53)	1,410	(210)
Income (loss) from continuing operations before income taxes	280	(401)	(1,360)	(406)
Income tax expense (benefit)	(1,234)	(42)	(2,956)	(40)
Income (loss) from continuing operations	1,514	(359)	1,596	(366)
Income from discontinued operations, net of tax	(48)	1,522	34,319	5,719
Net income	$1,466	$1,163	$35,915	$5,353
Basic income (loss) per common share — continuing operations	$0.14	$(0.03)	$0.15	$(0.04)
Diluted income (loss) per common share — continuing operations	$0.13	$(0.03)	$0.14	$(0.04)
Basic income per common share — discontinued operations	$(0.00)	$0.15	$3.16	$0.56
Diluted income per common share — discontinued operations	$(0.00)	$0.14	$3.06	$0.53
Basic income per common share — net income	$0.13	$0.11	$3.30	$0.53
Diluted income per common share — net income	$0.13	$0.10	$3.21	$0.49
Weighted average basic shares outstanding	11,020	10,495	10,871	10,174
Weighted average diluted shares outstanding	11,235	11,107	11,202	10,815

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$34,290	$10,801
Restricted cash	50	—
Contract receivables, net	4,540	5,502
Unbilled work-in-progress	1,361	1,519
Deferred income taxes	346	—
Prepaid and other current assets	1,616	1,251
Current assets of discontinued operations	—	7,374
Total current assets	42,203	26,447
Long-term investments	16,448	—
Property and equipment, net	368	625
Amortizable intangible assets, net	584	1,123
Goodwill	15,782	15,797
Long-term deferred income taxes	3,109	—
Other long-term assets	2	52
Long-term assets of discontinued operations	—	6,407
Total assets	$78,496	$50,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$8	$13
Accounts payable and accrued liabilities	4,498	3,586
Dividends payable	22,271	532
Deferred income taxes	—	21
Unearned revenue	3,401	2,863
Current liabilities of discontinued operations	—	7,620
Total current liabilities	30,178	14,635
Long-term liabilities:
Capital lease obligations, net	—	4
Deferred income taxes	—	51
Long-term liabilities of discontinued operations	—	4
Total liabilities	30,178	14,694
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	90,062	87,435
Treasury stock	(1,253)	—
Accumulated other comprehensive loss	(4,531)	(3,704)
Accumulated deficit	(35,971)	(47,985)
Total stockholders’ equity	48,318	35,757
Total liabilities and stockholders’ equity	$78,496	$50,451

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Non-GAAP net income and income per share:
GAAP net income	$1,466	$1,163	$35,915	$5,353
Amortization of intangible assets	99	176	560	688
Stock-based compensation expense**	109	206	592	943
Restructuring	531	—	1,100	—
Income tax adjustment for non-GAAP*	(200)	(69)	(645)	(273)
Non-GAAP net income	2,005	1,476	37,522	6,711
Non-GAAP discontinued operations	48	(1,533)	(34,338)	(5,760)
Non-GAAP net income from continuing operations	$2,053	$(57)	$3,184	$951

Diluted net income per share
GAAP	$0.13	$0.11	$3.30	$0.53
Non-GAAP	$0.18	$0.13	$3.35	$0.62
Non-GAAP continuing operations	$0.18	$(0.01)	$0.28	$0.09
Shares used to compute diluted EPS	11,235	11,107	11,202	10,815

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Adjusted EBITDA:

Net income	$1,466	$1,163	$35,915	$5,353
Depreciation**	81	146	446	592
Amortization of intangible assets	99	176	560	688
Stock-based compensation expense**	109	206	592	943
Restructuring	531	—	1,100	—
Interest expense and other (benefit), net	(917)	53	(1,410)	210
Gain on sale of numbering, net**	—	—	(31,551)	—
Income tax expense (benefit)**	(1,234)	(36)	(2,936)	652
Adjusted EBITDA	135	1,708	2,716	8,438
Adjusted EBITDA discontinued operations	48	(1,584)	(2,911)	(6,697)
Adjusted EBITDA continuing operations	$183	$124	$(195)	$1,741

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

**These amounts may differ from the face of the Company’s Consolidated Statements of Operations as part of these expenses (benefits) are included in the income from discontinued operations line item.